Exhibit 10.1

FIRST AMENDED EMPLOYMENT AGREEMENT

This FIRST AMENDED EMPLOYMENT AGREEMENT (this “Agreement”), dated May 19, 2020 (the “Effective Date”), is by and between PROVENTION BIO, Inc., a Delaware corporation (the “Company”) and ASHLEIGH PALMER (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ the Executive as its President and Chief Executive Officer (“CEO”), and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall govern the terms of employment between the Executive and the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

Employment; TERM OF AGREEMENT

Section 1.1. Employment and Acceptance. During the Term (as defined in Section 1.2), the Company shall employ the Executive, and the Executive shall accept such employment and serve the Company, in each case, subject to the terms and conditions of this Agreement.

Section 1.2. Term. The employment relationship hereunder shall be for the period commencing on the Effective Date until terminated by either party as provided in ARTICLE 4, (the “Term”). During the Term, the Board of Directors (the “Board”) will continue to nominate the Executive to be a director on the Board. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the Termination Date (as defined in Section 4.2(b)), Base Salary (as defined in Section 3.1(a)), Annual Bonus (as defined in Section 3.1(c)) and other unaccrued benefits shall terminate, except as may be provided for in ARTICLE 4.

ARTICLE 2

TITLE; DUTIES AND OBLIGATIONS; LOCATION

Section 2.1. Title. The Company shall employ the Executive to render full-time services to the Company on the terms and conditions hereinafter set forth. The Executive shall serve in the capacity of President and CEO.

Section 2.2. Duties. The Executive shall report to the Board and be subject to the lawful direction of the Board. The Executive agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with the position of President and CEO as the Board shall from time to time direct. During the Term, the Executive also shall serve in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the Board, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as (a) a member of the Board and/or as a member of the board of directors or similar governing body of any of the Company’s subsidiaries or other Affiliates (as defined below), (b) an officer of any of the Company’s subsidiaries or other Affiliates, and/or (c) a member of any committee of the Company and/or any of its subsidiaries or other Affiliates, in each case, for no additional compensation. As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or indirectly controls, is controlled by, or is under common control with, the individual or entity.

Section 2.3. Compliance with Policies, etc. During the Term, unless otherwise provided herein, the Executive shall be bound by, and comply fully with, all of the Company’s policies and procedures for employees and officers in place from time to time, including, but not limited to, all terms and conditions set forth in the Company’s employee handbook, compliance manual, codes of conduct and any other memoranda and communications applicable to the Executive pertaining to the policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time. These policies and procedures include, among other things and without limitation, the Executive’s obligations to comply with the Company’s rules regarding confidential and proprietary information and trade secrets.

Section 2.4. Time Commitment. During the Term, the Executive shall use his best efforts to promote the interests of the Company (including its subsidiaries and other Affiliates) and shall devote substantially all of his business time, ability and attention to the performance of his duties for the Company and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the Board’s prior written consent, except that, without such written consent, the Executive may (i) participate in charitable, civic, educational, professional, community or industry affairs; (ii) manage the Executive’s passive personal investments; (iii) maintain his position and perform his duties on the board of directors of the inhaled nitric oxide company, “Third Pole”, and receive appropriate compensation for doing so; (iv) maintain his position and perform his duties as President of the biopharmaceutical advisory firm, “Creative BioVentures Corp”, and receive appropriate compensation for doing so.

Section 2.5. Location. The Executive’s principal place of business for the performance of his duties under this Agreement shall be at the principal executive office of the Company, or such other place as permitted by the Board of Directors. Notwithstanding, the foregoing, the Executive shall be required to travel as necessary to perform his duties hereunder.

Section 2.6. No Disparagement. During employment and after the termination of the Executive’s employment for any reason, the Executive and the Company agree that, except as may be required by the lawful order of a court or agency of competent jurisdiction (or, in the case of the Executive, during the Term, to the extent necessary for the Company to properly evaluate the Executive’s job performance), they will not knowingly take any action or make any statement or disclosure, whether written or oral, that disparages, criticizes, or is otherwise derogatory with respect to the other.

Section 2.7. Indemnification. During employment and after the termination of the Executive’s employment for any reason, the Executive and the Company agree that the Company shall to the fullest extent permitted by the Company’s certificate of incorporation, bylaws, other corporate governance documents and applicable law in effect from time to time, subject to the conditions thereof, indemnify Executive against expenses, including without limitation reasonable attorneys fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceedings against him arising by reason of the fact that Executive is or was an agent, officer or employee of the Company. The Executive shall be required to seek the Board’s prior approval before incurring legal fees for which he will seek reimbursement.

ARTICLE 3

COMPENSATION AND BENEFITS; EXPENSES

Section 3.1. Compensation and Benefits. For all services rendered by the Executive in any capacity during the Term (including, without limitation, serving as an officer, director or member of any committee of the Company or any of its subsidiaries or other Affiliates), the Executive shall be compensated as follows (subject, in each case, to the provisions of Article 4 below):

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of $595,000, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base salary shall be subject to periodic adjustments as the Board and/or the Compensation Committee of the Board (the “Compensation Committee”) shall in its/their discretion deem appropriate but will not be reduced more than ten percent (10%) in connection with an across the board reduction of the salaries of all executives.

(b) Annual Bonus. For each calendar year ending during the Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to fifty percent (50%) of the Base Salary earned by the Executive for such calendar year (the “Target Annual Bonus”). The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives and the Executive’s individual objectives, in each case, as established by the Board or the Compensation Committee for the calendar year with respect to which such Annual Bonus relates. The determination of the level of achievement of the corporate objectives and the Executive’s individual performance objectives for a year shall be made by the Board or the Compensation Committee, in its reasonable discretion. Each Annual Bonus for a calendar year, to the extent earned, will be paid in a lump sum in the following calendar year, within the first 75 days of such following year. In order for the Executive to receive an Annual Bonus, the Executive must be actively employed by the Company as of January 1, in the calendar year in which the Annual Bonus is paid.

(c) Equity Compensation. Equity Compensation. The Executive shall be eligible to receive equity compensation, the details of which shall be provided under separate cover pursuant to a stock grant agreement (each a “Stock Option Agreement”). In addition, notwithstanding any statement in this Agreement to the contrary, Section 3(d) of the Employment Agreement dated as of April 25, 2017 between the Executive and the Company shall survive and remain in effect.

(d) Benefit Plans. The Executive shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) generally made available by the Company to senior executives of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs upon notice to the Executive and in its discretion.

(e) Paid Vacation. The Executive shall be eligible to take paid vacation days in accordance with the Company’s vacation policies in effect from time to time for its senior executives.

Section 3.2. Expense Reimbursement. The Company shall reimburse the Executive during the Term, in accordance with the Company’s expense reimbursement policies in place from time to time, for all reasonable out-of-pocket business and travel expenses incurred by the Executive in the performance of his duties hereunder. In order to receive such reimbursement, the Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies in place from time to time.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1. Termination Without Cause or Resignation for Good Reason.

(a) The Company may terminate the Executive’s employment hereunder at any time without Cause (other than by reason of death or Disability) upon sixty (60) days prior written notice to the Executive. Executive may terminate his employment hereunder for Good Reason upon written notice to the Company in accordance with the provisions set forth in Section 4.1(c).

(b) As used in this Agreement, “Cause” means: (i) a material act, or act of fraud, committed by the Executive that is intended to result in the Executive’s personal enrichment to the detriment or at the expense of the Company or any of its Affiliates; (ii) the Executive is convicted of a felony; (iii) gross negligence or willful misconduct by the Executive, or failure by the Executive to perform the duties or obligations reasonably assigned to the Executive by the Board from time to time, which is not cured upon at least thirty (30) days prior written notice (unless such negligence, misconduct or failure is not susceptible to cure, as determined in the reasonable discretion of the Board); or (iv) the Executive violates the Covenants Agreement (as defined in Section 5.1 below) .

(c) As used in this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s consent: (1) a material breach by the Company of the terms of this Agreement; (2) a material reduction of ten (10) percent or more in the Executive’s Base Salary (other than pursuant to a reduction uniformly applicable to all senior executives of the Company); (3) a material diminution or change in the Executive’s title, authority, duties or responsibilities; (4) a change in the geographic location at which the Executive performs services for the Company of more than fifty (50) miles; (5) the Executive’s removal from the Board or the failure to appoint or reappoint Executive to the Board; or (6) the Board’s appointment of an executive chairman; provided, however, that the Executive must notify the Company within ninety (90) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least thirty (30) days in which to cure the condition. If the Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.” It is an express condition of this Agreement that an acquiring entity in a Change in Control assume this Agreement; if this Agreement is not so assumed, it shall constitute a material breach by the Company of the terms of the Agreement.

(d) If the Executive’s employment is terminated pursuant to Section 4.1(a), other than during the Post-Change in Control Period (as defined in Section 4.1(e)), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations (as defined in Section 4.2(b))

(ii) each outstanding stock option held by the Executive under the Company’s 2017 Equity Incentive Plan (or for any successor plan) (the “Equity Plan”) that provides for vesting solely based on continued service (“time-based” vesting) shall become fully vested, and all of the Executive’s outstanding vested stock options (whether providing time-based or performance-based vesting) shall remain exercisable for a period of twelve (12) months, following the Termination Date (but in no event later than the expiration date of the term thereof); and

(iii) subject to Section 4.4 and Section 4.5:

(A) payments equal to twelve (12) months of Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (provided that if such salary has been reduced, the pre-reduction Base Salary), less applicable withholdings and deductions; and (B) twelve (12) months of COBRA premiums, (the “Pre-CIC Severance Payments”), to be paid (subject to Section 5.16) in equal installments bimonthly in accordance with the Company’s regular payroll practices, commencing on the next regular payroll date that occurs on or after the sixtieth (60th) day following the Termination Date, provided, however, that payments under subsection (B) of this section will cease in the event that Executive secures substantially gainful employment from a new employer prior to the expiration of the time such payments are to be paid, and Executive agrees to immediately inform Company in writing if he becomes employed by a new employer. In addition Executive shall (X) receive accelerated vesting of any equity awards (other than stock options) to the extent such awards would have become vested during the nine (9) month period following the Termination Date had Executive continued to be employed by the Company, and (Y) be eligible to receive the pro rata portion of his Annual Bonus based on objectives achieved at the termination date, which shall be paid on the date the subject annual bonus would have been paid had Executive’s employment continued.

(e) If the Executive’s employment is terminated pursuant to Section 4.1(a) within twelve (12) months following a Change in Control (as defined below) (the “Post-Change in Control Period”), the Executive shall, in full discharge of all of the Company’s obligations to the Executive (and in lieu of any payments and benefits set forth in Section 4.1(d)), be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations; and subject to Section 4.4, Section 4.5, Section 4.6 and Section 4.7:

(ii) (A)payments equal to eighteen (18) months of Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (provided that if such salary has been reduced, the pre-reduction Base Salary), less applicable withholdings and deductions, and (B) eighteen (18) months of COBRA premiums, (the “Post-CIC Severance Payments”), to be paid (subject to Section 5.16) in equal installments bimonthly in accordance with the Company’s regular payroll schedule, commencing on the next regular payroll date that occurs on or after the sixtieth (60th) day following the Termination Date; and provided, however, that payments under subsection (B) of this section will cease in the event that Executive secures substantially gainful employment from a new employer prior to the expiration of the time such payments are to be paid, and Executive agrees to immediately inform the Company in writing if he becomes employed by a new employer. In addition Executive shall (X) be deemed to be fully vested in any and all outstanding equity awards of Executive and each of Executive’s outstanding stock options shall remain exercisable until the expiration date of the term of such option, and (Y) be eligible to receive the pro rata portion of his Annual Bonus based on objectives achieved at the termination date, which shall be paid on the date the subject annual bonus would have been paid had Executive’s employment continued.

Section 4.2. Termination for Cause; Voluntary Termination; Expiration of Term.

(a) The Company may terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive. The Executive may voluntarily terminate his employment hereunder at any time without Good Reason upon sixty (60) days prior written notice to the Company; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to Executive’s intended last day of work as the Company deems appropriate; provided the Company pays the Executive his Base Salary for the full notice period. It is understood and agreed that the Company’s election to accelerate Executive’s notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 4.1 of this Agreement or otherwise or constitute Good Reason (as defined in Section 4.1) for purposes of Section 4.1 of this Agreement or otherwise. The Executive’s employment shall automatically terminate upon the expiration of the Term in accordance with Section 1.2.

(b) If the Executive’s employment is terminated pursuant to Section 4.2(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive, the following (collectively, the “Accrued Obligations”):

(i) the Executive’s earned, but unpaid, Base Salary through the final date of the Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s regular payroll practices;

(ii) the Executive’s accrued, but unused, vacation (in accordance with the Company’s policies);

(iii) expenses reimbursable under Section 3.2 above incurred on or prior to the Termination Date but not yet reimbursed; and

(iv) any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any Company plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

(v) Notwithstanding anything to the contrary in any Stock Option Agreement or the Equity Plan, all of the Executive’s outstanding vested stock options as of the Termination Date, shall remain exercisable for a period of twelve (12) months, following the Termination Date (but in no event later than the expiration of their term thereof).

Section 4.3. Termination Resulting from Death or Disability.

(a) As the result of any Disability suffered by the Executive, the Company may, upon five (5) days prior notice to the Executive, terminate the Executive’s employment under this Agreement. The Executive’s employment shall automatically terminate upon his death.

(b) “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred twenty (120) days during any twelve (12) month period.

(c) If the Executive’s employment is terminated pursuant to Section 4.3(a), the Executive or the Executive’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive or the Executive’s estate, as the case may be, the Accrued Obligations.

Section 4.4. Release Agreement. In order to receive the Pre-CIC Severance Payments, the Post-CIC Severance Payments, or the healthcare coverage assistance set forth in Section 4.1 (if eligible), the Executive and the Company must both timely execute, deliver (and not revoke) a separation agreement and general release (the “Release Agreement”) in a form the same or similar as that attached hereto (which may be updated by the Company as necessary to address any changes in the law). If the Executive is eligible for Severance Payments and healthcare coverage assistance pursuant to Section 4.1, the Company will deliver the Release Agreement to the Executive within seven (7) calendar days following the Termination Date. The Severance Payments and healthcare coverage assistance are subject to both the Company’s and the Executive’s execution of such Release Agreement within 21 days [or 45 days in the case of a group layoff] of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement in accordance with applicable law.

Section 4.5. Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide the Severance Payments and the healthcare coverage assistance will immediately cease if the Executive breaches any of the provisions of the Covenants Agreement or the Release Agreement. .

Section 4.6. Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed (without further action or notice) to resign (i) if a member, from the board of directors (or similar governing body) of any Affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from all other positions as an employee of the Company or any subsidiary or other Affiliate of the Company.

Section 4.7 Covenants Regarding Other Employees. During the term of this Agreement, and for a period of twelve (12) months following the Executive’s termination of employment for any reason, the Executive agrees not to directly or indirectly solicit any employee of the Company to terminate his or her employment with the Company or to interfere in any manner with the business of the Company.

Section 4.8. Noncompete Following a Termination of Employment. From the Effective Date of this Agreement and for a period of twelve (12) months following the Executive’s termination of employment for any reason the Executive will not: (a) directly or indirectly own any equity or proprietary interest in (except for ownership of shares in a publicly traded company not exceeding three percent (3%) of any class of outstanding securities), or be an employee, agent, director, advisor, or consultant to or for any Competitor of the Company, whether on his own behalf or on behalf of any person; or (b) undertake any action to induce or cause any customer or client to discontinue or diminish any part of its business with the Company.

“Competitor” shall mean any entity that is engaged, directly or indirectly, in the business of developing and/or commercializing an enteroviral vaccine to prevent the onset of type one diabetes and/or any CD3, CD32B/CD79B or anti-IL-15 targeted interception for the treatment of prevention of any disease in humans. In the event Company in-licenses or acquires other assets while the Executive is still employed by the Company, the definition of Competitor, subject to prior notice and the mutual written agreement of the parties, will be expanded to include the specific mechanisms of action against which the in-licensed or acquired assets are at that time known to be targeted.

It is expressly agreed that the non-compete and non-solicitation provisions of this Section 4.8 contain the entire agreement of the parties hereto with respect to Executive’s obligations and supersede any other agreement between the Company and the Executive regarding non-competition and non-solicitation of customers.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1. Company Non-Disclosure and Invention Assignment Agreement. Concurrent with the execution of this Agreement, Executive shall enter into an Employee Non-Disclosure and Invention Assignment Agreement (“Covenants Agreement”), the terms of which are incorporated herein by reference. The Covenants Agreement shall survive the termination of this Agreement and the Executive’s employment by the Company for the applicable period(s) set forth therein.

Section 5.2. Expenses. Each of the Company and the Executive shall bear its/his own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

Section 5.3. Entire Agreement. This Agreement, any Stock Option Grant Agreement, and the Covenants Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement, the Covenants Agreement or any Stock Option Grant Agreement. To the extent there is any conflict with regard to the terms of this Agreement, any Stock Option Grant Agreement and the Covenants Agreement, the terms of this Agreement shall control. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein, in the Covenants Agreement or any Stock Option Grant Agreement. The Executive acknowledges and agrees that the Company has fully satisfied, and has no further, obligations to the Executive arising under, or relating to, any other employment or consulting arrangement or understanding (including, without limitation, any claims for compensation or benefits of any kind) or otherwise. No agreement, promise or statement not contained in this Agreement, the Covenants Agreement or any Stock Option Grant Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 5.4. No Other Contracts. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance by the Executive of his duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound. The Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement or the Covenants Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by the Executive in this Section 5.4.

Section 5.5. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

Provention Bio, Inc.

PO Box 666

Oldwick, NJ 08858

Attn: Board of Directors

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Michael J. Lerner, Esq., mlerner@lowenstein.com

If to the Executive, to:

Ashleigh Palmer

[**]

Any person named above may designate another or an additional notification address and contact person by giving notice in accordance with this Section to the other persons named above.

Section 5.6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to principles of conflicts of law. Any and all actions arising out of this Agreement or Employee’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of the State of New Jersey and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. The Company and the Executive HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

Section 5.7. Waiver. Either party hereto may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 5.8. Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor and terms of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 5.9. Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

Section 5.10. Advice of Counsel. This Agreement was prepared by Lowenstein Sandler LLP in its capacity as legal counsel to the Company. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 5.11. Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns. This Agreement is personal to the Executive, and the Executive shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 5.12. Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 5.13. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.13 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 5.14. Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company. The Executive shall not look to the owners of the Company for the satisfaction of any obligations of the Company under this Agreement.

Section 5.15. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against him under applicable law with respect to the compensation and benefits described in this Agreement, other than employer-paid taxes such as FICA and employer withholding obligations, and the Company makes no representations as to the tax treatment of such compensation and benefits.

Section 5.16. 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 4.1 unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

Section 5.17. 280G Modified Cutback.

(a) If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, payroll and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imposition of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of stock options or similar awards, and then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b) An initial determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations in reasonable detail made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c) For purposes of this Section 5.17, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

Section 5.18. Recoupment of Erroneously Awarded Compensation. Any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, stock exchange listing requirement or any clawback policy adopted by the Company from time to time before the date of the award of the incentive based or other compensation will be subject to the deductions and clawback as may be required by such law, government regulation, stock exchange listing requirement or clawback policy. In addition, if the Executive is or becomes an executive officer subject to the incentive compensation repayment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), then if required by the Dodd-Frank Act or any of its regulations he will enter into an amendment to this Agreement or a separate written agreement with the Company to comply with the Dodd-Frank Act and any of its regulations.

Section 5.19. Certain Definitions. As used in this Agreement, “Change in Control” means (x) a change in ownership of the Company under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below, or (z) a change in the majority of the Board in a twelve (12) month period under clause (iv) below:

(i) Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(ii) Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

(iii) Persons Acting as a Group. For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(iv) Change in Board of Directors. A Change in Control will be deemed to occur on the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(v) Each of clauses (i) through (iv) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

Provention bio, Inc.

By:	/s/ Andrew Drechsler
Name:	Andrew Drechsler
Title:	Chief Financial Officer

EXECUTIVE

/s/ Ashely Palmer
Ashleigh Palmer

[Signature Page to Employment Agreement - Palmer]

[DATE]

Ashleigh Palmer

Dear Ashleigh:

This separation and general release agreement (the “Agreement”) confirms the agreement between you and Provention Bio, Inc. (collectively with its subsidiaries, the “Company”) regarding your separation from employment with the Company and sets forth the terms and conditions of your termination, including the Payments (as defined below) that you will receive if you (a) sign and return this Agreement to the Company within 21 days of receipt (but in no event prior to the Separation Date), (b) do not revoke this Agreement during the 7 day revocation period explained in Section 5 below and (c) comply with the other terms of this Agreement. By signing and delivering this Agreement, you will be entering into a binding agreement with the Company and agreeing to the terms and conditions in the numbered sections below, including the general release of claims in Section 4. Therefore, you are advised to consult with an attorney of your choice before signing this Agreement. If you choose not to sign and return this Agreement by the deadline or if you revoke your acceptance of this Agreement, you will not receive the Payments described in Section 3.

1.	Separation.

(a)	As of [DATE], your employment will end as a result of [a termination without Cause] or [a termination for Good Reason] as such term is defined in your First Amended Employment Agreement dated as of April ____, 2020 (the “Employment Agreement”) and therefore your employment will end on _____________ (the “Separation Date”).

(b)	You will receive your final paycheck with respect to your employment with the Company on the next regular paydate following the Separation Date. Your final paycheck will include payment for all salary/wages, less applicable withholdings and deductions, due to you through and including the Separation Date and any outstanding eligible out of pocket expenses which must be promptly submitted in accordance with the Company’s expense reimbursement policies. You will receive this payment even if you choose not to enter into this Agreement.

2.	Employee Benefits. Your active participation in the Company’s group health insurance plan(s), if any, will end on the last calendar day of the month during which the Separation Date occurs. Coverage under any other group benefit plans or programs in which you participated, if any, will also end on the Separation Date. Regardless of whether you enter into this Agreement, you may have the right to continue the medical and/or dental insurance coverage that you had in effect as of the Separation Date (generally for up to 18 months) under COBRA or state law equivalent. To continue health insurance coverage under COBRA or state law equivalent, you must pay the full premium cost plus the administrative fee, except as provided in Section 3 below. You will receive benefits continuation notices and information about your 401(k) account (if any), in separate letters. If you had group life insurance, you also will receive information about the option to convert this coverage to an individual policy. All unvested benefits shall terminate or forfeit as of the Separation Date in accordance with the terms of the applicable plan or program.

3.	Consideration. If you choose to sign and return this Agreement within the required time period, you do not revoke the waiver in Section 5 of this Agreement, and you abide by the other terms of this Agreement, the Company agrees to provide you with the payments and other benefits set forth in the Employment Agreement associated with [a termination without Cause] or [a termination for Good Reason]. You acknowledge that you are not otherwise entitled to such payments or benefits and that the Company would not agree to provide you with the payments and/or benefits without your general release of claims and other promises in this Agreement. You also agree that the payments and/or benefits constitute good and valuable consideration for your general release of claims and other promises in this Agreement.

4.	Your General Release of Claims as against the Company Released Parties In exchange for the consideration described in Section 3 to which you are not otherwise entitled, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions, including, without limitation, the Company and its past, present and future officers, directors, employees, shareholders, trustees, members, partners, consultants, advisors, attorneys and agents (in each case, individually and in their official capacities), and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (collectively, the “Company Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign this Agreement. Each Released Party shall be an express, intended third-party beneficiary of this Agreement. This general release of claims (all referred to here, in as the “Claims”) includes, without limitation, any and all claims:

●	of discrimination, harassment, retaliation, or wrongful termination;
●	for breach of contract (including but not limited to under the Employment Agreement), whether oral, written, express or implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;

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●	for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey False Claims Act, and the New Jersey wage and hour laws, in each case, as such laws have been or may be amended;
●	for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974;
●	to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options;
●	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook;
●	relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal, state, or local statute or ordinance whether or not expressly listed above; and
●	for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, expenses, costs and disbursements.

You expressly acknowledge that this general release of claims includes any and all claims arising up to and including the date you sign and return this Agreement which you have or may have against the Company Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or un-asserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibit the release of unknown claims.

This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign and return this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee (including any right to continue medical and/or dental coverage under COBRA or state law equivalent as a result of your termination); or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with your preserved rights described in Section 12 below.

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5.	Waiver of Claims under ADEA; Time to Consider/Revoke. You acknowledge, understand and agree that the general release of claims in Section 4 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that you sign this Agreement. As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:

●	you are not waiving any rights or claims under the ADEA that may arise after the date you sign and return this Agreement;
●	you should consult with an attorney of your choice concerning your rights and obligations under this Agreement before signing this Agreement;
●	you should fully consider this Agreement before signing it;
●	nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;
●	you have at least twenty one (21) days from the date you received this Agreement to consider whether or not you want to sign it. You also should understand that you may use as much or as little of the review period as you wish before deciding whether or not to sign this Agreement;
●	if you do not sign and return this Agreement within the required time period, then the Company’s offer to provide you with the Payments described in Section 3 above, will automatically terminate;
●	at any time within seven (7) days after signing this Agreement, you may change your mind and revoke your acceptance of this Agreement. To be effective, your revocation must be in writing and either hand-delivered or sent electronically to the Company within the 7-day period and shall only apply to the waiver described in this Section 5, and the remainder of this Agreement shall continue in full force and effect;
●	the waiver set forth in this Section 5 is not effective or enforceable until (and if) the revocation period has passed without a revocation;
●	if you exercise your right to revoke the waiver set forth in this Section 5, the Company’s offer to provide you with the consideration described in Section 3 will not be enforceable; and
●	if you do not revoke your acceptance of the waiver set forth in this Section 5, then the waiver set forth in this Section 5 shall automatically, without further action, notice, or deed, become effective on the 8th day following the date that you sign this Agreement will be the “Effective Date”.

6.	Company Release of You. The Company hereby completely, forever, irrevocably and unconditionally releases and discharges, to the maximum extent permitted by law, you from any and all Claims (as defined above) up to the date that the Company signs and returns this Agreement. In the event you revoke your ADEA waiver, this section 6 shall immediately be deemed null and void.

7.	No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Company Released Parties relating to any claim that has been released in this Agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Company Released Parties that you have released in this Agreement.

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8.	Covenant not to Sue. Except as provided in Section 12 below, you covenant and agree that you will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Company Released Parties with respect to any claim that has been released in this Agreement.

9.	Cooperation with Investigations/Litigation. You agree, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during your employment with the Company. Your requested cooperation may include, for example, making yourself reasonably available to consult with the Company’s counsel, providing truthful information and documents, and appearing to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse you for reasonable out-of-pocket expenses that you incur in providing any requested cooperation, so long as such expenses are pre-approved by the Company and you provide documentation satisfactory to the Company of the expenses. Nothing in this section is intended to, and shall not, preclude or limit your preserved rights described in Section 12 below.

10.	Continuing Obligations. You acknowledge and reaffirm, and agree to comply with, your obligations under your Employee Non-Disclosure and Invention Assignment Agreement dated as of __________ (the “Covenants Agreement”) or any other restrictive covenants agreement that you signed for the benefit of the Company as well as all surviving provisions of the Employment Agreement.

11.	Return of Company Documents and Other Property. You represent and warrant that you have or will return on or before the Separation Date to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company or its clients, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in your possession, custody or control. You also represent and warrant that you have not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). You also agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

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12.	Preserved Rights: This Agreement is not intended to, and shall not in any way, prohibit, limit or otherwise interfere with: (a) your protected rights under federal, state or local employment discrimination laws to communicate or file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws; provided, however, you shall not be entitled to any relief or recovery (whether monetary or otherwise), and you hereby waive any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Agreement; or (b) your protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or (c) your right to enforce the terms of this Agreement and to exercise your rights relating to any other Excluded Claims.

13.	No Other Pay or Benefits. You acknowledge and agree that upon payment of the amounts described herein, you will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to you up through and including the last day of your employment. You acknowledge and agree that, except for the Company’s obligation to provide the Payments specifically provided in Section 3), you are entitled to no other payments or benefits and the Company Released Parties have no further obligations to you whatsoever, whether arising out of your employment with the Company, your separation from the Company or otherwise.

14.	No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Company Released Parties of any liability, wrongdoing or violation of law.

15.	Miscellaneous

(a)	This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement, except that the surviving provisions of the Covenants Agreement and the Employment Agreement remain in full force and effect. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

(b)	This Agreement shall inure to the benefit of the Company and the other Company Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

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(c)	The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d)	The Company and you shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.

(e)	The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(f)	Given the full and fair opportunity provided to each party to consult with their respective counsel regarding the terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

(g)	The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(h)	This Agreement and any disputes between the parties shall be interpreted in accordance with New Jersey law. The parties consent to the exclusive jurisdiction of the federal and state courts located in New Jersey.

(i)	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Facsimile and pdf signatures shall have the same force and effect as original signatures. Any party hereto that provides a facsimile or pdf signature agrees to provide an original signature within a reasonable time.

(j)	The payments and benefits under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, “Section 409A”) and will be interpreted in a manner consistent with such intent. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

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16.	Opportunity to Review. You represent and warrant that you:

●	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement.
●	have had sufficient opportunity to consider this Agreement;
●	have carefully read this Agreement and understand all of its terms;
●	are not incompetent and have not had a guardian, conservator or trustee appointed for you;
●	have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;
●	understand that you are responsible for your own attorneys’ fees and costs;
●	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;
●	have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;
●	you were given at least twenty one (21) days to review this Agreement before signing it and understood that you were free to use as much or as little of the review period as you wished or considered necessary before deciding to sign it; and
●	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.

If you wish to accept this Agreement, please sign, date and return it within 21 days of receipt but in no event prior to the Separation Date.

Sincerely,

Name:
Title:

Read, Accepted and Agreed to:

Ashleigh Palmer

Date:

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